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                                                                EXHIBIT 4.2.2



                                  DISCHARGE



     WHEREAS, GIANT GROUP, LTD., a Delaware corporation (the "Company") executed and delivered its Indenture (the "Indenture"), dated as of April 15, 1986 to National Westminster Bank USA (Shawmut Bank, N.A., successor), as trustee (the "Trustee");

     WHEREAS, the Company issued $35,000,000 aggregate principal amount of its 7% Convertible Subordinated Debentures due April 15, 2006 ("Debentures") pursuant to the Indenture;

     WHEREAS, pursuant to Section 8.01 of the Indenture, the Company deposited with the Trustee, in trust, on the date hereof, funds sufficient to redeem on November 7, 1994 ("Redemption Date") all of the Debentures outstanding on the Redemption Date;

     WHEREAS, the Company caused the notice of redemption to be mailed on behalf of the Company to each registered holder of the Debentures, a copy of which notice is hereto attached as Exhibit A;

     WHEREAS, the Company has requested that the Trustee acknowledge in writing the discharge of the Company's obligations under the Indenture, except for the surviving obligations under the Indenture, except for the surviving obligations specified below.

                NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS:


     That the Trustee, in consideration of the premises and of One Dollar ($1) to it in hand paid by the Company, receipt of which is hereby acknowledged, does hereby acknowledge that the Company's obligations under the Indenture are discharged, except for the obligations for the Company under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 4.01, 4.04, 4.06, 7.08 and Article 10 which shall survive until the Debentures are no longer outstanding and except for the obligations of the Company under Sections 7.07 and 8.03 which shall survive the discharge of the Indenture.

     IN WITNESS WHEREOF, Shawmut Bank N.A. has caused this Discharge to be signed and acknowledged by one of its Vice Presidents or Assistant Vice Presidents, has caused its corporate






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seal to be affixed hereunto, and the same to be attested by one of its Trust
Officers, as of the 11th day of October, 1994.



                                          SHAWMUT BANK, N.A.



                                          By  /s/
                                            -----------------------------
                                            Vice President



Attest:  /s/
       ------------------------
       Trust Officer